SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report: November 13, 2013

CORINTHIAN COLLEGES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction of	Commission file number	(I.R.S. Employer
Incorporation or organization)		Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

(714) 427-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

Corinthian Colleges, Inc. (the “Company”) held its Annual Meeting of Stockholders on November 13, 2013 and there were present in person or by proxy 77,074,050 shares, representing 88% of the total outstanding shares eligible to vote at the Annual Meeting.  At the Annual Meeting, the Company’s stockholders elected eleven directors to the Company’s Board of Directors, approved the amendment and restatement of the Company’s 2003 Performance Award Plan (the “Plan”) (which, among other things, increased the number of shares of the Company’s common stock available for issuance under the Plan by 3,700,000 shares), ratified the appointment of Ernst & Young LLP as the Company’s independent auditors for its fiscal year 2014, and did not approve, by a nonbinding advisory vote, the executive compensation paid by the Company to its named executive officers.

Item No. 1 :  Election of eleven directors to serve for one year terms on the Board of Directors

Directors	For	Withheld	Broker Non-Votes
Paul R. St. Pierre	42,965,517	9,104,674	25,003,859
Linda Arey Skladany	41,928,541	10,141,650	25,003,859
Robert Lee	44,555,586	7,514,605	25,003,859
Jack D. Massimino	44,488,530	7,581,661	25,003,859
Alice T. Kane	42,563,468	9,506,723	25,003,859
Terry O. Hartshorn	43,230,678	8,839,513	25,003,859
Timothy J. Sullivan	41,782,978	10,287,213	25,003,859
Sharon P. Robinson	43,641,465	8,428,726	25,003,859
Hank Adler	44,118,906	7,951,285	25,003,859
John M. Dionisio	43,108,284	8,961,907	25,003,859
Marc H. Morial	45,323,741	6,746,450	25,003,859

	For	Against	Abstain	Broker Non-Votes

Item No. 2 : Approval of the amendment and restatement of the Plan, which authorizes the issuance of additional shares under such plan and certain other amendments described in the proxy statement	40,475,513	11,381,464	213,214	25,003,859

Item No. 3 : Ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending June 30, 2014	75,810,078	559,625	704,347	-0-

Item No. 4 : Approval, by a nonbinding advisory vote, of executive compensation paid by the Company to its named executive officers	24,974,713	25,487,584	1,607,894	25,003,859

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

November 14, 2013	/s/ Robert C. Owen
Robert C. Owen
Executive Vice President and
Chief Financial Officer